Execution Version

TRANSFER AGENCY AND SERVICE AGREEMENT

BETWEEN

BRANDES INVESTMENT TRUST

AND

THE NORTHERN TRUST COMPANY

Schedule A	Fund List
Schedule B	Fees and Expenses
Schedule C	AML Delegation
Schedule D	Third Party Administrator Procedures
Schedule E	Internet Account Management Services

TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of this 1st day of February, 2020, by and between Brandes Investment Trust, a statutory trust organized under the laws of the state of Delaware with its principal place of business at 11988 El Camino Real, San Diego, CA 92130 (the “Trust”), acting on its own behalf and on behalf of each of its series listed in Schedule A, and THE NORTHERN TRUST COMPANY, an Illinois corporation having its principal office and place of business at 50 South LaSalle Street, Chicago, IL 60603 (the “Transfer Agent”).
WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
WHEREAS, each series of the Trust named in the attached Schedule A, which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 16 being herein referred to as a “Fund”, and collectively as the “Funds”); and
WHEREAS, the Trust, on behalf of the Funds, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, registrar and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
1.Terms of Appointment and Duties

1.1
Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Funds, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund’s authorized and issued shares of beneficial interest (“Shares”), dividend disbursing agent, registrar and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the respective Funds of the Trust (“Shareholders”) and set out in the currently effective prospectus(es) and statement(s) of additional information (“prospectus”) of the Trust on behalf of the Funds, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Trust on behalf of the Funds, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

(a)	Receive for acceptance, orders for the purchase of Shares;

(b)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c)	Receive for acceptance redemption requests and redemption directions and effect redemptions. Deliver the appropriate instructions thereof to the custodian.

(d)	In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly only with those broker-dealers approved in advance in writing by the Trust;

(e)
At the appropriate time as and when it receives monies paid to it from the custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g)	Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the applicable Fund;

(h)
Issue replacement checks and place stop orders on original checks based on a Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Trust, and Trust shall be responsible for all losses or claims resulting from such replacement, provided that the Transfer Agent acted in good faith and without negligence or willful misconduct;

(i)	Maintain records of account for and advise the Trust and its Shareholders as to the foregoing;

(j)
Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust; and

(k)
Accept any information, records, documents, data, certificates, transaction requests by machine readable input, facsimile, CRT data entry, electronic instructions, including e-mail communications, which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust or from broker-dealers of record or third-party administrators on behalf of individual Shareholders. With respect to transaction requests, the Transfer Agent may rely on the Trust to ensure that the original source documentation is in good order, which includes compliance with Rule 22c-1 under the Investment Company Act of 1940, as amended, and the Trust will require the broker-dealers or TPAs to retain such documentation. E-mail exchanges on routine matters may be made directly with the Trust’s contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(l)
Maintain such bank accounts as the Transfer Agent shall deem necessary to the performance of its duties hereunder, including but not limited to, the processing of Share purchases and redemptions and the payment of the Trust dividends;

(m)	Report abandoned property to state authorities as authorized by the Trust in accordance with the policies and procedures agreed upon by the Trust and the Transfer Agent;

provided that the Trust agrees to pay the Transfer Agent for the reasonable out-of-pocket expenses associated with such services; and

(n)	Research and provide Shareholders with their account information through various means, including but not limited to, telephone calls and correspondence;

(o)
Provide the Trust with periodic reports on trading activity in the Trust based on parameters provided to the Transfer Agent by the Trust, as amended from time to time. The services to be performed by the Transfer Agent for the Trust hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market timing activities; and

(p)	Account for and administer the redemption fees if applicable on the redemption and exchange of Shares in accordance with written procedures agreed upon with the Trust.

(q)
Answer telephone inquiries on such dates and times as the parties shall mutually agree. Such inquiries may include requests for information on account set-up and other general questions regarding operation of the Funds.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above Section 1.1, the Transfer Agent shall perform the following services:

(a)
Other Services. Perform the other services of a transfer agent, dividend disbursing agent, registrar and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including: maintaining all Shareholder accounts, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and, if the Transfer Agent and the Trust agree, mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, providing Shareholder account information, and providing the Trust with all such reports as the Trust or its agents may reasonably require as the Transfer Agency system may support in accordance with the fee arrangement for such reports as set forth on Schedule B hereto.

(b)
Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to the Trust no later than 10:00 AM Eastern Time on the next business day;

(c)
National Securities Clearing Corporation (the “NSCC”). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to the Trust’s banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the Trust’s records on the Transfer Agency system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on such system through Networking;

(d)
New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Trust and the Transfer Agent. The Transfer Agent may at times perform only a portion of these services and the Trust, or an agent appointed by the Trust, may perform these services on such Trust’s behalf;

(e)
Anti-Money Laundering (“AML”) Delegation. If the Trust elects to delegate to the Transfer Agent certain AML duties under this Agreement, the parties will agree to such duties and terms as stated in the attached schedule (Schedule C entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Transfer Agent pursuant to this Schedule C, the Trust agrees to pay the Transfer Agent the fees set forth on Schedule B hereto; and

(f)
Laws and Regulation. The Transfer Agent will take reasonable steps to stay informed of new securities and tax laws and regulations which apply to the Transfer Agent’s products and services hereunder and will take reasonable steps to update its products and/or services to comply with new securities and tax laws and regulations applicable to its transfer agency business in the time and manner as required by such laws and regulations.

1.3
Fiduciary Accounts. With respect to certain retirement plans or accounts (such as individual retirement accounts (“IRAs”), Roth IRAs and Coverdell IRAs, such accounts, “Fiduciary Accounts”), the Transfer Agent, at the request of the Trust, shall arrange for the provision of appropriate prototype plans as well as provide for or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services, account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree.

1.4
Service Quality. The Transfer Agent shall maintain a quality control process designed to provide a consistent level of quality and timeliness for its call center, correspondence services and transaction processing.

2.    Third Party Administrators for Defined Contribution Plans

2.1
The Trust may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the “TPA(s)”).

2.2
In accordance with the procedures established in the initial Schedule D entitled “Third Party Administrator Procedures”, as may be amended by the Transfer Agent and the Trust from time to time (“Schedule D”), the Transfer Agent shall:

(a)	Treat Shareholder accounts established by the Plans in the name of the Plan trustees, Plans or TPAs as the case may be as omnibus accounts;

(b)	Maintain omnibus accounts on its records in the name of the TPA or its designee as the Plan trustee for the benefit of the Plan; and

(c)	Perform all services under Section 1 as transfer agent of the Trust and not as a record-keeper for the Plans.

2.3	Transactions identified under Section 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a)	Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under Section 1 of this Agreement.

(b)	Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agency system; or

(c)
Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agency system than is usually required by non-retirement plan and pre-nightly transactions.

3.    Fees and Expenses

3.1
Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent the fees and expenses set forth in the attached fee schedule (“Schedule B”).

3.2
Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Trust agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to audio response, check writing, NSCC, CIP-related database searches, escheatment, express mail and delivery services, federal wire charges, forms and production, freight, household tape processing, lost shareholder searches, lost shareholder tracking, manual check pulls, microfiche, network products, postage, offsite storage, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, returned checks, special mailing, statements, confirmations, supplies, tax reporting (federal and state), telephone (telephone and fax lines), transcripts, travel, and year-end processing. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be reimbursed by the Trust.

3.3
Fulfillment Calls. The parties have agreed that the Transfer Agent shall handle fulfillment calls from individuals responding to Trust mailings. The parties anticipate that the Transfer Agent will receive calls from five percent (5%) or less of the recipients of any Trust mailing, the calculation for which the Trust will provide to the Transfer Agent in good faith. For the first year of this Agreement, the fee for such service is included in the annual fee set forth on Schedule B. After the first year of this Agreement, if the number of literature fulfillment calls being received by the Transfer Agent exceeds five percent (5%) of the recipients of any Trust mailing additional fees may apply.

3.4
Postage. Postage for mailing of dividends, proxies, Trust reports and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent by the applicable Fund at least seven (7) days prior to the mailing date of such materials.

3.5
Invoices. The Trust agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice (the “Due Date”). In the event that any of the charges are disputed in good faith (a “good faith dispute”), the Trust shall contact the Transfer Agent within thirty (30) days following the issuance of fee notification so that the fee charge can be researched and adjusted, as appropriate, before the direct debit takes place. If an error is discovered after the direct debit, an appropriate adjustment will be made to the fees in the following quarter.

3.6
Late Payments. The Trust is aware that its failure to pay all amounts in a timely fashion so that they will be received by the Transfer Agent on or before the Due Date will give rise to costs not contemplated by this Agreement, including but not limited to carrying, processing, and accounting charges. Accordingly, in the event that during any twelve month period the Trust pays any two (2) or more of its invoices after their respective Due Dates, then the Transfer Agent may charge and the Trust shall pay a late charge for any future invoice paid after the applicable Due Date. In such an event, the Trust shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected in good faith by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Illinois law.

4.    Representations and Warranties of the Transfer Agent
The Transfer Agent represents and warrants to the Trust that:

4.1	It is a banking corporation company duly organized and existing and in good standing under the laws of Illinois and shall remain so as long as this Agreement is in effect.

4.2	It is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification.

4.3	It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

4.4
It is a transfer agent fully registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and shall remain so during the term of this Agreement.

4.5	All requisite corporate actions have been taken to authorize it to enter into and perform this Agreement.

4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.7
It shall comply in all material respects with all laws, rules and regulations, including all provisions of the Exchange Act and the rules thereunder and all state laws, rules and regulations applicable to its transfer agency business.

5.    Representations and Warranties of the Trust
This Trust represents and warrants to the Transfer Agent that:

5.1	It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.

5.2	It is empowered under applicable law and by its organizational documents to enter into and perform this Agreement.

5.3	All corporate actions required by said organizational documents have been taken to authorize it to enter into and perform this Agreement.

5.4	It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

5.5
A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale.

6.    Wire Transfer Operating Guidelines/Article 4A of the Uniform Commercial Code

6.1
Obligation of Sender. The Transfer Agent is authorized to promptly debit the appropriate Trust account(s) upon the receipt of a payment order in compliance with the designated security procedure (the “Security Procedure”) chosen for Funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust’s instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after the customary deadline will be deemed to have been received the next business day.

6.2
Account Numbers. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.3
Rejection. The Transfer Agent reserves the right to decline to process or delay the processing of a payment which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.4
Cancellation Amendment. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied, provided that it has used reasonable efforts as set forth above.

6.5
Errors. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.6
Interest. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order.

6.7
ACH Credit Entries/Provisional Payments. When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

6.8	Confirmation. Confirmation of Transfer Agent’s execution of payment orders shall be provided in accordance with Article 4A of the Uniform Commercial Code.
7.    Data Access and Proprietary Information

7.1
The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust’s ability to access certain Trust-related data (“Customer Data”) maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent or other third party and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents to:

(a)
Use such programs and databases (i) solely on the Trust’s or the Trust’s service providers’ computers, or (ii) solely from equipment at the location agreed to between the Trust and the Transfer Agent; and (iii) solely in accordance with the Transfer Agent’s applicable user documentation;

(b)	Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust’s computer(s)), the Proprietary Information;

(c)
Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(d)
Refrain from causing or allowing information transmitted from the Transfer Agent’s computer to the Trust’s computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e)	Access only those authorized transactions as agreed to between the Trust and the Transfer Agent

7.2
Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3
The Trust acknowledges that its obligation to protect the Transfer Agent’s or other third party’s Proprietary Information is essential to the business interest of the Transfer Agent or other third party’s and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4
If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use all commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5
If the transactions available to the Trust include the ability to originate any electronic instructions including in order to (but without limitation): (i) effect the transfer or movement of cash or Shares; (ii) transmit Shareholder information or other information; or (iii) establish new Shareholder accounts, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry, the Trust in all cases shall be required to follow all security procedures reasonably established by the Transfer Agent from time to time, and Transfer Agent shall have no liability to the Trust or any Shareholder on account of any such action.

7.6
Each party shall take reasonable efforts to advise its employees of their obligation pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.    Indemnification

8.1
The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent, its directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Transfer Agent or affiliate is a named party), payments, expenses and liability arising out of or attributable to:

(a)
All actions of the Transfer Agent, its directors, officers, employees, agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)	The Trust’s lack of good faith, negligence or willful misconduct in the performance of its duties and obligations under this Agreement;

(c)
The reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, its directors, officers, employees, agents or subcontractors on: (i) any information, records, documents, data, or services, which are received by the Transfer Agent, its directors, officers, employees, agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions, or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust, including, but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons, provided that such reliance is taken in good faith and without negligence or willful misconduct.;

(d)
The acceptance of e-mail and facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or the Trust, and the reliance by the Transfer Agent on the broker-dealer, TPA or the Trust to ensure that the original source documentation is in good order and properly retained;

(e)
The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares (unless such violation results from the Transfer Agent’s failure to comply with written instructions of the Trust or of any officer of the Trust that no offers or sales be input into the Trust’s security holder records or to residents of such state);

(f)
The negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Trust’s demand deposit account maintained by the Transfer Agent, provided that the Transfer Agent has acted in good faith and without negligence or willful misconduct;

(g)	Upon the Trust’s request entering into any agreements required by the NSCC for the transmission of Trust or Shareholder data through the NSCC clearing systems; or

(h)
The Trust’s use of the Data Access Services furnished by the Transfer Agent or any other third party including without limitation the Trust’s origination of electronic transactions as described in Section 7.5 herein, provided that the Transfer Agent has acted in good faith without negligence or willful misconduct.

8.2
The Transfer Agent shall indemnify and hold the Trust, its directors, officers, employees and agents harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees (including the defense of any lawsuit in which the Trust or affiliate is a named party), payments, expenses and liability directly arising out of or attributable to any action taken or omitted to be taken by the Transfer Agent as a result of the Transfer Agent’s bad faith, negligence, willful misconduct in the performance of its duties under this Agreement or reckless disregard of its duties hereunder, except to the extent that a loss or expense is directly caused by or resulting from the Trust’s or a Fund’s negligence, willful misconduct, bad faith or reckless disregard by the Trust or a Fund of their obligations and duties specifically set forth in this Agreement.

8.3
In order that the Indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which a party may be required to indemnify the other party, the indemnitee shall promptly notify the indemnitor of such assertion, and shall keep the indemnitor advised with respect to all developments concerning such claim. The indemnitor shall have the option to participate with the indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the indemnitee. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor may be required to indemnify the indemnitee except with the indemnitor’s prior written consent.

9.    Standard of Care
The Transfer Agent will use all reasonable care, prudence and diligence with respect to its obligations under this Agreement that may reasonably be expected of a provider of transfer agency services, shall at all times act in good faith, and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, willful misconduct or reckless disregard of its obligations hereunder or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care also shall apply to Exception Services, as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services.
10.    Confidentiality

10.1
The Transfer Agent and the Trust agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Trust, used or gained by the Transfer Agent or the Trust during performance under this Agreement. The Trust and the Transfer Agent further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Trust and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such data to its subcontractor or the Trust agent for purposes of providing services under this Agreement.

10.2
In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

10.3
Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of Shareholders obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

11.    Covenants of the Trust and the Transfer Agent

11.1	The Trust shall promptly furnish to the Transfer Agent the following:

(a)	A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b)	A copy of the organizational documents of the Trust and all material amendments thereto.

(c)	A copy of the written AML Program of the Trust

11.2
The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable, provided that the Transfer Agent shall comply with all laws, rules and regulations applicable to its transfer agency business with respect to the maintenance of such records. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

11.3
The Transfer Agent agrees to provide periodic reports and reasonable documentation to the Trust’s Chief Compliance Officer in connection with Rule 38a-1 under the Investment Company Act of 1940, as amended, with respect to services provided by the Transfer Agent and the Transfer Agent’s compliance with its operating policies and procedures.

12.    Termination of Agreement

12.1
Term. This Agreement shall become effective on the date indicated above. Except as otherwise set forth in this Section 12, this Agreement shall continue in effect unless terminated by either party on 90 days’ prior written notice. Notwithstanding the termination of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (as hereinafter defined). The notification requirements herein shall not apply to a termination for cause, which shall be governed by the provisions of Section 12.7 below.

12.2
Deconversion. In the event that this Agreement is terminated for any reason, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Trust, the Transfer Agent, at the Trust’s request, shall offer reasonable assistance to the Trust’s in converting the Trust’s records from the Transfer Agent’s systems to whatever services or systems are designated by the Trust (the “Deconversion”), subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and as are agreed between the Transfer Agent and the Trust. As used herein “reasonable assistance” shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider’s system, or to provide any new functionality to such provider’s system, (ii) to disclose any protected information of the Transfer Agent, or (iii) to develop Deconversion software, to modify any of the Transfer Agent’s software, or to otherwise alter the format of the data as maintained on any provider’s system.

12.3	Termination.

(a)
Outstanding Fees and Charges. In the event of termination of this Agreement, the Trust will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement which (i) have been accrued and remain unpaid as of the date of such notice of termination and (ii) which thereafter accrue for the period through and including the date of the Trust’s Deconversion.

(b)
Deconversion Costs and Post-Deconversion Support Fees. In the event of termination of this Agreement, the Trust shall pay the Transfer Agent the Deconversion costs as noted in Section 12.2 and all reasonable fees and expenses for providing any support services that the Trust requests the Transfer Agent to provide post Deconversion, including, but not limited to tax reporting and open issue resolution, in each case, as agreed between the Transfer Agent and the Trust.

12.4
Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulation.

12.5
Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Trust to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement; provided, however, the Transfer Agent shall provide thirty (30) days written notice hereunder before termination under this Section 12.5.

12.6
Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

12.7
Cause. If either of the parties hereto (a) breaches any material provision of this Agreement, or (b) is in default in the performance of its duties or obligations hereunder and such default has a material adverse effect on the other party, then in each case the non-defaulting party may give notice to the defaulting party specifying the nature of the default in sufficient detail to permit the defaulting party to identify and cure such default. If the defaulting party fails to cure such default within sixty (60) days of receipt of such notice or within such other period of time as the parties may agree is necessary for such cure, then the non-defaulting Party may terminate this Agreement upon notice of not less than five (5) business days to the defaulting Party.

13.    Assignment and Third Party Beneficiaries

13.1
Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2
Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3
This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

14.    Subcontractors

14.1
The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended, or, with regard to print/mail services, with another affiliated or unaffiliated third party; provided, however that the Transfer Agent shall be fully responsible to the Trust for the acts and omissions of its affiliates as it is for its own acts and omissions. With regard to print/mail services or other services that are provided by a vendor not affiliated with the Transfer Agent, the Transfer Agent will use all reasonable commercial efforts to coordinate with such outside vendor and to timely and accurately provide all information requested by such vendor; provided, however, that the Transfer Agent shall not be held liable to the Trust or any affiliated party of the Trust for any act or failure to act by such outside vendor except where the Transfer Agent’s negligent acts or omissions were the proximate cause of such vendor’s non-performance.

14.2
For purposes of this Agreement, unaffiliated third parties include, by way of example and not limitation, Federal Express, United Parcel Services, Airborne Services, the US Mails, DTCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent .

15.    Miscellaneous

15.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

15.2	Illinois Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The State of Illinois.

15.3
Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes provided that the Transfer Agent has implemented and maintains a business continuity plan that complies with applicable laws, rules and regulations.

15.4
Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

15.5
Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6
Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7
Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8
Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10
Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, shall be treated in all manner and respects as an original executed counterpart.

15.11
Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.12
Personal Liability. The Trust and the Transfer Agent agree that the obligations of the Fund under this Agreement shall not be binding upon or any member of the Board of Trustees or any shareholder, nominee, officer, employee or agent, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Trust or of the appropriate Fund(s) thereof. The execution and delivery of this Agreement have been duly authorized by the Trust and signed by an authorized officer of the Trust, acting as such, but neither such authorization by the Trust nor such execution and delivery by such officer shall be deemed to have been made by any member of the Board of Trustees or by any officer or shareholder of the Trust individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust or of the appropriate Fund(s) thereof

15.13
Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)	If to the Transfer Agent, to:
The Northern Trust Company
50 LaSalle Street
Chicago, Illinois 60603
Attention: GFS Relationship Manager - Brandes

(b)	If to the Trust, to:
Brandes Investment Trust
11981 El Camino Real
San Diego, CA 92130
Attention: President
16.    Additional Funds
In the event that the Trust establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as Transfer Agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.
17.    Release
All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee or officer or shareholder of the Trust shall be personally liable for any such liabilities. All persons dealing with any Fund must look solely to the property belonging to the Fund for the enforcement of any claims against the Trust.
18.    Liability of Funds
Notwithstanding any other provision of this Agreement to the contrary, the parties agree that the assets and liability of each series or Fund of the Trust are separate and distinct from the assets and liabilities of each series or Fund of the Trust and that no series or Fund of the Trust shall be liable or shall be charged for any debt, obligations or liability of any other series or Fund of the Trust, whether arising under this Agreement or otherwise.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE NORTHERN TRUST COMPANY

By: /s/ Liz Gierhahn

Name: Liz Gierhahn

Title: Vice President

BRANDES INVESTMENT TRUST

By: /s/ Jeffrey Busby

Name: Jeffrey A. Busby

Title: President

SCHEDULE A
FUND LIST

Brandes International Equity Fund
Brandes Global Equity Fund
Brandes International Small Cap Equity Fund
Brandes Emerging Markets Value Fund
Brandes Global Equity Income Fund
Brandes Small Cap Value Fund
Brandes Core Plus Fixed Income Fund
Separately Managed Account Reserve Trust

SCHEDULE B
FEES

SCHEDULE C
AML DELEGATION

1.          Delegation.
1.1     Subject to the terms and conditions set forth in this Agreement, the Trust hereby delegates to the Transfer Agent those aspects of the Trust’s Anti-Money Laundering (“AML”) program under U.S. law for accounts of the Trust (the “Accounts”) that are set forth in Section 4 of this Schedule below (the “Delegated Duties”). The Delegated Duties set forth in Section 4 of this Schedule may be amended, from time to time, by mutual agreement of the Transfer Agent.
1.2     The Transfer Agent agrees to perform such Delegated Duties, with respect to the Accounts for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement. NT shall in no circumstances have any obligation to continue to perform such Delegated Duties with respect to any shareholder who NT has not received all information which it requires after reasonable due inquiry to the Trust.
2.          Consent to Examination.  In connection with the performance by the Transfer Agent of the Delegated Duties, the Transfer Agent understands and acknowledges that the Trust remains responsible for assuring compliance with the USA PATRIOT Act and its applicable implementing regulations and that the records the Transfer Agent maintains for the Trust relating to the Delegated Duties may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance.  The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal regulators, in connection with their review.  For purposes of such examination and/or inspection, the Transfer Agent will make available, during normal business hours and on reasonable notice all required records and information for review by such regulators.
3.          Limitation on Delegation.  The Trust acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the Delegated Duties, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of AML compliance for the Trust or for the overall compliance by the Trust with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the Delegated Duties with respect to the ownership of, and transactions in, the Accounts for which the Transfer Agent maintains the applicable shareholder information. Further, the Trust represents and warrants that (i) utilizing a risk based approach, it or its prior delegated AML provider, has conducted appropriate due diligence on the records of the Trust relating to the identification of Trust’s existing shareholders designed to detect, identify and report money laundering in respect of the Trust (the “AML Records”) and (ii) the AML Records are in material compliance with current laws and guidance in connection with the required maintenance of AML Records.
4.       Delegated Duties.

4.1
Consistent with the services provided by the Transfer Agent and with respect to the ownership of shares in the Trust for which the Transfer Agent maintains the applicable shareholder information, the Transfer Agent shall:

(a)  Perform the following customer identification and identity verification functions:

i. Before establishing a relationship with a shareholder collect all information regarding the shareholder as is necessary to permit the Trust to comply with U.S. laws, rules and regulations regarding customer identification programs applicable to mutual funds, unless the shareholder is of a type where such identification is not required by such applicable law, rule or regulation;
ii.   Refuse to open a new account for a business, entity or shareholder that refuses to provide appropriate identification documentation or in the event that information received from any prior service provider is deemed to be incomplete;
iii.   Verify shareholder identity through documentary evidence, non-documentary evidence, or both within a reasonable time after each shareholder’s account has been opened; and
iv.   If a Federal government agency issues a list of known or suspected terrorists, insofar as required by law, rule or regulation applicable to mutual funds, check the list to determine whether a shareholder of the Trust appears thereon and comply with Federal directives issued in connection with such lists that are applicable to mutual funds.
(b)   Determine whether any persons or entities engaging in a new account or registration maintenance transaction is listed on the Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons list (“OFAC-Listed Entities”) and such other lists or databases as may be required from time to time by law, rule or regulation applicable to mutual funds and take such other action as required by such applicable law, rule and regulation in the event of a match with OFAC-Listed Entities or such lists or databases.
(c)   Review and monitor transactions for suspicious activity in accordance with the Trust’s AML program, using criteria as agreed and defined in service level agreements, including but not limited to monitoring and tracking cash equivalents as required by current regulatory requirements.
(d)  Advise the Trust’s AML Officer of any suspicious activity and provide any information required to facilitate the Trust’s filing of a suspicious activity report (“SAR”). Advise the Trust’s AML Officer of any cash equivalent transactions that would require the filing of IRS Form 8300 to facilitate the Trust’s filing of such form.
(e)  Compare account information to any FinCEN request received by the Trust and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a).  Provide the Trust with documents/information necessary for the Trust to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames.
4.2     The Trust acknowledges and agrees that (a) the Transfer Agent may deem it necessary or advisable pursuant to applicable law or the Transfer Agent’s internal policies to file a SAR, a Form 8300 or other similar report or notice, without notice to or the consent of the Trust and (b) the Transfer Agent shall not confirm any such filing or decision not to make such filing to the Trust or any other party unless required by applicable law.

SCHEDULE D
THIRD PARTY ADMINISTRATOR PROCEDURES

1.
On each day on which both the New York Stock Exchange and the Trust are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Trust, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to the Trust (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the terms of the Plan, but not later than the time of day at which the net asset value of the Trust is calculated, as described from time to time in the applicable Fund’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date”.

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions to the applicable Plan.

3.
On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Trust’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by the Trust, the TPA(s), and the Transfer Agent.

4.
The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.
The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.	The TPA(s) shall, at the request and expense of the Trust, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by the Trust for delivery to its shareholders.

8.
The TPA(s) shall, at the request of the Trust, prepare and transmit to the Trust or any agent designated by it such periodic reports covering Shares of each Plan as the Trust shall reasonably conclude are necessary to enable the Trust to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans.

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.
Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to the Trust be furnished to Participants in which event the Transfer Agent or the Trust shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Transfer Agent or the Trust, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.